Exhibit 99.1

PondelWilkinson Inc.
1880 Century Park East, Suite 350
Los Angeles, CA 90067

Investor Relations	T	(310) 279 5980
Strategic Public Relations	F	(310) 279 5988
	W	www.pondel.com

	CONTACTS:	Rodney C. Sacks
Chairman and Chief Executive Officer
NEWS		(951) 739-6200
RELEASE
Hilton H. Schlosberg
Vice Chairman
(951) 739-6200

Roger S. Pondel / Judy Lin Sfetcu
PondelWilkinson Inc.
(310) 279-5980

MONSTER BEVERAGE REPORTS 2014 THIRD QUARTER FINANCIAL RESULTS

— Third Quarter Net Sales Rise 7.7% to $636.0 million;

Net Income Increases 31.9% to $121.6 million —

Corona, CA — November 6, 2014 — Monster Beverage Corporation (NASDAQ:MNST) today reported financial results for the third quarter and nine months ended September 30, 2014.

2014 Third Quarter

Gross sales for the 2014 third quarter increased 7.5 percent to $738.1 million from $686.6 million in the same period last year.  Net sales for the three-months ended September 30, 2014 increased 7.7 percent to $636.0 million from $590.4 million in the same quarter a year ago.

Gross profit, as a percentage of net sales, for the 2014 third quarter was 53.8 percent, compared with 52.1 percent for the 2013 third quarter.  Operating expenses for the 2014 third quarter decreased to $152.0 million from $156.0 million in the same quarter last year.  Operating expenses as a percentage of net sales decreased to 23.9 percent from 26.4 percent in the same quarter last year.

Distribution costs as a percentage of net sales were 4.5 percent for the 2014 third quarter, compared with 4.6 percent in the same quarter last year.

Selling expenses as a percentage of net sales for the 2014 third quarter were 10.1 percent, compared with 12.0 percent in the same quarter a year ago.

General and administrative expenses for the 2014 third quarter were $58.7 million, or 9.2 percent of net sales, compared with $57.9 million, or 9.8 percent of net sales, for the corresponding 2013 quarter.  Stock-based compensation (a non-cash item) was $7.4 million in the 2014 third quarter, compared with $7.2 million for the third quarter of 2013.

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Operating income for the 2014 third quarter increased 25.4 percent to $189.9 million from $151.4 million in the 2013 comparable quarter.

The effective tax rate for the 2014 third quarter was 35.6 percent, compared with 38.8 percent in the same quarter last year.  The decrease in the effective tax rate primarily reflected profits earned in certain foreign subsidiaries that have no related income tax expense as the result of the prior establishment of valuation allowances on their deferred tax assets.

Net income for the 2014 third quarter increased 31.9 percent to $121.6 million from $92.2 million in the same quarter last year.  Net income per diluted share increased 31.7 percent to $0.70, from $0.53 in the 2013 comparable quarter.

Net sales for the Company’s DSD segment for the 2014 third quarter increased 7.6 percent to $609.9 million from $566.8 million for the same period in 2013.

Gross sales to customers outside the United States rose to $173.2 million in the 2014 third quarter, from $151.6 million in the corresponding 2013 quarter.

Factors Impacting Profitability

Results for the 2014 third quarter continue to be impacted by expenses related to regulatory matters and litigation concerning the advertising, marketing, promotion, ingredients, usage, safety and sale of the Company’s Monster Energy® brand energy drinks.  Such expenses were $4.9 million for the 2014 third quarter, compared with $6.0 million for the 2013 third quarter.

2014 Nine Months

For the nine-months ended September 30, 2014, gross sales rose to $2.13 billion from $1.97 billion for the comparable period a year earlier.  Net sales for the first nine months of 2014 increased to $1.86 billion from $1.71 billion in the same period in 2013.

Gross profit as a percentage of net sales was 54.2 percent for the first nine months of 2014, compared with 52.5 percent a year ago.

Operating expenses for the nine-months ended September 30, 2014 decreased to $453.4 million from $457.6 million in the same period last year.  Operating income for the first nine months of 2014 increased to $554.6 million from $438.2 million in the corresponding 2013 period.

Net income for the first nine months of 2014 was $357.9 million, or $2.06 per diluted share, compared with $262.6 million, or $1.51 per diluted share, for the same period last year.

Long-Term Strategic Partnership with The Coca-Cola Company

In August 2014, Monster Beverage and The Coca-Cola Company entered into definitive agreements for a long-term strategic partnership to accelerate growth for both companies in the global energy drink category.  Under the agreements, The Coca-Cola Company will acquire an approximate 16.7 percent ownership interest in Monster (post issuance) and will transfer ownership of its worldwide energy business to Monster, which, in turn, will transfer its non-energy business to The Coca-Cola Company.  Monster and The Coca-Cola Company will amend their current distribution agreements in the U.S. and Canada by expanding into additional territories.  Additionally, upon closing, The Coca-Cola Company will become Monster’s preferred distribution partner globally, and Monster will become The Coca-Cola Company’s exclusive energy play.  The transaction, which is subject to customary closing conditions, is expected to close in early 2015.

Rodney C. Sacks, Chairman and Chief Executive Officer, said: “We are pleased to report another quarter of continuing sales growth, in both our domestic and international markets.  In particular, we continued to achieve good sales growth in Japan which is becoming one of our largest international markets.  We launched Monster Energy® Unleaded as well as Monster Energy® Ultra Sunrise™ at the end of the quarter.  We believe that both of these products will play an important part in our business plan in 2015.

“The Coca-Cola transaction presents a unique opportunity for us.  Our Company will be bolstered by The Coca-Cola Company’s energy brands in a number of geographies, providing us with complementary product offerings in many countries, as well as access to new channels, including vending and specialty accounts.  With a robust portfolio led by our Monster Energy line, together with The Coca-Cola Company’s energy brands, we become The Coca-Cola Company’s exclusive energy play,” Sacks added.

Investor Conference Call

The Company will host an investor conference call today, November 6, 2014, at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time).  The conference call will be open to all interested investors through a live audio web broadcast via the internet at www.monsterbevcorp.com in the “Events & Presentations” section.  For those who are not able to listen to the live broadcast, the call will be archived for approximately one year on the website.

Monster Beverage Corporation

Based in Corona, California, Monster Beverage Corporation is a holding company and conducts no operating business except through its consolidated subsidiaries.  The Company’s subsidiaries market and distribute energy drinks and alternative beverages including Monster Energy® brand energy drinks, Monster Energy Extra Strength Nitrous Technology® brand energy drinks, Java Monster® brand non-carbonated coffee + energy drinks, M3® Monster Energy® Super Concentrate energy drinks, Monster Rehab® non-carbonated energy drinks with electrolytes, Muscle Monster® Energy Shakes, Übermonster® energy drinks, and Peace Tea® iced teas, as well as Hansen’s® natural sodas, apple juice and juice blends, multi-vitamin juices, Junior Juice® beverages, Blue Sky® beverages, Hubert’s® Lemonades and PRE® Probiotic drinks. For more information, visit www.monsterbevcorp.com.

Note Regarding Use of Non-GAAP Measures

Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under accounting principles generally accepted in the United States of America (“GAAP”) and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

Caution Concerning Forward-Looking Statements

Certain statements made in this announcement may constitute “forward-looking statements” within the meaning of the U.S. federal securities laws, as amended, regarding the expectations of management with respect to our future operating results and other future events including revenues and profitability.  The Company cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of the Company, that could cause actual results and events to differ materially from the statements made herein.  Such risks and uncertainties include, but are not limited to, the following: whether and when The Coca-Cola Company transactions are completed, and results expected from them; unanticipated litigation concerning the Company’s products; the current uncertainty and volatility in the national and global economy; changes in consumer preferences; changes in demand due to both domestic and international economic conditions; activities and strategies of competitors, including the introduction of new products and competitive pricing and/or marketing of similar products; actual performance of the parties under the new distribution agreements; potential disruptions arising out of the transition of certain territories to new distributors; changes in sales levels by existing distributors; unanticipated costs incurred in connection with the termination of existing distribution agreements or the transition to new distributors; changes in the price and/or availability of raw materials; other supply issues, including the availability of products and/or suitable production facilities; product distribution and placement decisions by retailers; changes in governmental regulation; the imposition of new and/or increased excise and/or sales or other taxes on our products; criticism of energy drinks and/or the energy drink market generally; our ability to satisfy all criteria set forth in any U.S. model energy drink guidelines; the impact of proposals to limit or restrict the sale of energy drinks to minors and/or persons below a specified age and/or restrict the venues and/or the size of containers in which energy drinks can be sold; political, legislative or other governmental actions or events, including the outcome of any state attorney general and/or government or quasi-government agency inquiries, in one or more regions in which we operate.  For a more detailed discussion of these and other risks that could affect our operating results, see Monster’s reports filed with the Securities and Exchange Commission. The Company’s actual results could differ materially from those contained in the forward-looking statements.  The Company assumes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

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MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER INFORMATION

FOR THE THREE-AND NINE-MONTHS ENDED SEPTEMBER 30, 2014 AND 2013

(In Thousands, Except Per Share Amounts) (Unaudited)

	Three-Months Ended		Nine-Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Gross sales, net of discounts and returns*	$738,123	$686,623	$2,130,802	$1,965,461
Less: Promotional and other allowances**	102,151	96,201	271,501	259,882

Net sales	635,972	590,422	1,859,301	1,705,579

Cost of sales	294,052	282,952	851,274	809,809

Gross profit	341,920	307,470	1,008,027	895,770
Gross profit margin as a percentage of net sales	53.8%	52.1%	54.2%	52.5%

Operating expenses	152,013	156,041	453,443	457,610
Operating expenses as a percentage of net sales	23.9%	26.4%	24.4%	26.8%

Operating income	189,907	151,429	554,584	438,160
Operating income as a percentage of net sales	29.9%	25.6%	29.8%	25.7%

Other (expense) income:
Interest and other (expense) income, net	(1,012)	(750)	(668)	(8,690)
(Loss) gain on investments and put options, net	(26)	44	(39)	2,681
Total other (expense) income	(1,038)	(706)	(707)	(6,009)

Income before provision for income taxes	188,869	150,723	553,877	432,151

Provision for income taxes	67,269	58,536	196,023	169,596
Income taxes as a percentage of income before taxes	35.6%	38.8%	35.4%	39.2%

Net income	$121,600	$92,187	$357,854	$262,555
Net income as a percentage of net sales	19.1%	15.6%	19.2%	15.4%

Net income per common share:
Basic	$0.73	$0.55	$2.14	$1.58
Diluted	$0.70	$0.53	$2.06	$1.51

Weighted average number of shares of common stock and common stock equivalents:
Basic	167,346	167,457	167,116	166,483
Diluted	174,270	173,948	174,016	173,344

Case sales (in thousands) (in 192-ounce case equivalents)	62,204	59,204	179,717	168,568
Average net sales per case	$10.22	$9.97	$10.35	$10.12

*Gross sales is used internally by management as an indicator of and to monitor operating performance, including sales performance of particular products, salesperson performance, product growth or declines and overall Company performance. The use of gross sales allows evaluation of sales performance before the effect of any promotional items, which can mask certain performance issues. We therefore believe that the presentation of gross sales provides a useful measure of our operating performance. Gross sales is not a measure that is recognized under GAAP and should not be considered as an alternative to net sales, which is determined in accordance with GAAP, and should not be used alone as an indicator of operating performance in place of net sales. Additionally, gross sales may not be comparable to similarly titled measures used by other companies, as gross sales has been defined by our internal reporting practices. In addition, gross sales may not be realized in the form of cash receipts as promotional payments and allowances may be deducted from payments received from certain customers.

** Although the expenditures described in this line item are determined in accordance with GAAP and meet GAAP requirements, the disclosure thereof does not conform with GAAP presentation requirements. Additionally, our definition of promotional and other allowances may not be comparable to similar items presented by other companies. Promotional and other allowances primarily include consideration given to the Company’s distributors or retail customers including, but not limited to the following: (i) discounts granted off list prices to support price promotions to end-consumers by retailers; (ii) reimbursements given to the Company’s distributors for agreed portions of their promotional spend with retailers, including slotting, shelf space allowances and other fees for both new and existing products; (iii) the Company’s agreed share of fees given to distributors and/or directly to retailers for advertising, in-store marketing and promotional activities; (iv) the Company’s agreed share of slotting, shelf space allowances and other fees given directly to retailers; (v) incentives given to the Company’s distributors and/or retailers for achieving or exceeding certain predetermined sales goals; (vi) discounted or free products; and (vii) contractual fees given to the Company’s distributors related to sales made by the Company direct to certain customers that fall within the distributors’ sales territories. The presentation of promotional and other allowances facilitates an evaluation of their impact on the determination of net sales and the spending levels incurred or correlated with such sales. Promotional and other allowances constitute a material portion of our marketing activities. The Company’s promotional allowance programs with its numerous distributors and/or retailers are executed through separate agreements in the ordinary course of business. These agreements generally provide for one or more of the arrangements described above and are of varying durations, ranging from one week to one year.

MONSTER BEVERAGE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2014 AND DECEMBER 31, 2013

(In Thousands, Except Par Value) (Unaudited)

	September 30, 2014	December 31, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$408,323	$211,349
Short-term investments	588,041	402,247
Accounts receivable, net	330,176	291,638
Distributor receivables	2,989	4,542
Inventories	205,449	221,449
Prepaid expenses and other current assets	25,472	21,376
Intangibles held-for-sale, net	18,079	—
Prepaid income taxes	18,026	9,518
Deferred income taxes	20,924	20,924
Total current assets	1,617,479	1,183,043

INVESTMENTS	28,419	9,792
PROPERTY AND EQUIPMENT, net	88,487	88,143
DEFERRED INCOME TAXES	71,530	63,611
INTANGIBLES, net	49,100	65,774
OTHER ASSETS	7,863	10,146
Total Assets	$1,862,878	$1,420,509

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$145,373	$119,376
Accrued liabilities	66,599	59,113
Accrued promotional allowances	127,265	99,470
Deferred revenue	14,335	13,832
Accrued compensation	14,342	14,864
Income taxes payable	2,697	9,359
Total current liabilities	370,611	316,014

DEFERRED REVENUE	105,827	112,216

STOCKHOLDERS’ EQUITY:
Common stock - $0.005 par value; 240,000 shares authorized; 206,918 shares issued and 167,636 outstanding as of September 30, 2014; 206,014 shares issued and 166,822 outstanding as of December 31, 2013	1,035	1,030
Additional paid-in capital	417,601	368,069
Retained earnings	2,205,179	1,847,325
Accumulated other comprehensive loss	(6,337)	(1,233)
Common stock in treasury, at cost; 39,282 and 39,192 shares as of September 30, 2014 and December 31, 2013, respectively	(1,231,038)	(1,222,912)
Total stockholders’ equity	1,386,440	992,279
Total Liabilities and Stockholders’ Equity	$1,862,878	$1,420,509